Exhibit 99.1

Bruce C. Edwards Joins Semtech Board of Directors

6:00 a.m. PT

Monday, October 30, 2006

CAMARILLO, Calif., October 30, 2006 — Semtech Corp. (Nasdaq: SMTC), a leading supplier of analog and mixed-signal semiconductors for communications, portable devices, computers, and industrial equipment, today announced that Bruce C. Edwards has been elected to the Company's Board of Directors. He will serve on the Board’s Audit Committee and Litigation Committee.

“I am delighted that Bruce Edwards is joining our Board of Directors," stated Mohan Maheswaran, President and CEO of Semtech. “Bruce's general management and financial experience in the high technology domain is going to be a tremendous asset for Semtech and I look forward to working closely with him.”

“Semtech’s unique array of capabilities has propelled it to a position of leadership in the analog and mixed signal semiconductor marketplace and I look forward to working with the Semtech team”, said Mr. Edwards.

About the New Director

Bruce C. Edwards is Executive Chairman of Powerwave Technologies, Inc., a leading supplier of antenna systems, base station subsystems and coverage solutions to the wireless communications industry, and has been a member of the Board of Directors of Emulex Corporation since May 2000. He has served on Powerwave’s Board of Directors since joining Powerwave in February 1996 as President & CEO. He served as President of Powerwave through May 2004 and as CEO through February 2005, at which time he became Executive Chairman. Before joining Powerwave, Mr. Edwards served eleven years at AST Research, Inc, a personal computer company, where his last positions were Executive Vice President, Chief Financial Officer and Director. He has also served in senior financial positions with AMDAX Corporation, a manufacturer of RF modems, and with Arthur Andersen and Co.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

– more –

2/2—Bruce C. Edwards Joins Semtech Board of Directors

Forward-Looking and Cautionary Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "estimates," "believes”, ”projects”, “should”, “will”, “plans” and similar words.

Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements should be considered in conjunction with the cautionary statements contained in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2005, in the Company’s other filings with the SEC, and in material incorporated therein by reference. Forward-looking statements should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact

John Baumann, Treasurer, Telephone: 805-480-2010